Exhibit 99.2
Regency Energy Partners LP Announces Pricing of $500 Million Senior Notes
DALLAS, TEXAS — May 23, 2011 — Regency Energy Partners LP (Nasdaq: RGNC) (“Regency”) today announced the pricing of its public offering of $500 million aggregate principal amount of 6 1/2% Senior Notes due 2021. Regency Energy Finance Corp., a wholly owned direct subsidiary of Regency, will serve as the co-issuer of the notes. The sale of the notes is expected to settle on May 26, 2011, subject to the satisfaction of customary closing conditions.
Regency intends to use the net proceeds from the offering to repay outstanding borrowings under its revolving credit facility.
Morgan Stanley, RBS, BofA Merrill Lynch, Credit Suisse, J.P. Morgan and Wells Fargo Securities are acting as joint book-running managers for this offering. A copy of the prospectus and prospectus supplement relating to the offering may be obtained from Morgan Stanley, the representative of the underwriters, at the following address:
Morgan Stanley
180 Varick Street, 2nd Floor
New York, NY 10014
Attention: Prospectus Department
Telephone: (866) 718-1649
Email: prospectus@morganstanley.com.
You may also obtain these documents for free when they are available by visiting EDGAR on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933, as amended. The offering is made pursuant to an effective shelf registration statement and prospectus filed by Regency with the SEC.
This release contains “forward-looking” statements, which are statements that do not relate strictly to historical facts. The words “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “project,” “will” or similar expressions help identify forward-looking statements. Forward-looking statements are subject to a variety of risks, uncertainties and assumptions, which include, but are not limited to, the risks, uncertainties and assumptions set forth in our Annual Report on Form 10-K for the year ended December 31, 2010 and other public filings and press releases. Although we believe our forward-looking statements are based on reasonable assumptions, current expectations and projections about future events, we cannot give assurances that such assumptions, expectations and projections will prove to be correct. Therefore, actual results and outcomes may differ materially from those expressed in such forward-looking statements. We undertake no obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Regency Energy Partners LP (Nasdaq: RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering and processing, contract compression, treating, transportation, fractionation and storage of natural gas and natural gas liquids. Regency’s general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE).
CONTACT:
Investor Relations:
Lyndsay Hannah
Regency Energy Partners
Manager, Finance & Investor Relations
214-840-5477
ir@regencygas.com
Media Relations:
Elizabeth Cornelius
HCK2 Partners
972-716-0500 x26
elizabeth.cornelius@hck2.com

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